Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 3 to Registration Statement No. 333-145356 on Form S-1 of our report on the financial statements of Nanosphere, Inc. dated September 26, 2007 (October 16, 2007 as to the effects of the stock split described in Note 1, and to the last four paragraphs of Note 11) (which report expresses an unqualified opinion and includes explanatory paragraphs related to the restatement discussed in Note 12 and that Nanosphere, Inc. is in the development stage), appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
October 26, 2007